Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the following Registration Statements on Form S-3ASR (No. 333-235347, 333-271055) and Form S-8 (Nos. 333-131904, 333-140878, 333-149496, 333-157512, 333-165264, 333-172358, 333-187199, 333-197860, 333-202798, 333-218302, and 333-256298) of our reports dated February 29, 2024, with respect to the consolidated financial statements of Everi Holdings Inc. and the effectiveness of internal control over financial reporting of Everi Holdings Inc. included in this Annual Report (Form 10-K) of Everi Holdings Inc. for the year ended December 31, 2023.

/s/ Ernst & Young LLP

Las Vegas, Nevada
February 29, 2024